Exhibit 10.3

Amendment to

Zebra Technologies Corporation

2002 Non-Employee Director Stock Option Plan

NON-QUALIFIED STOCK OPTION AGREEMENTS

This Amendment hereby amends the outstanding Non-Qualified Stock Option Agreement(s) relating to non-qualified stock options granted to the Participant under the 2002 Non-Employee Director Stock Option Plan, to ensure that those options qualify as stock rights that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended, by adding the following paragraph at the end of the Agreement(s):

“Notwithstanding anything to the contrary contained herein or in the Plan, in no event shall the Change in Control Price for any Option Shares that became vested after December 31, 2004, or are covered by an Option that was granted after December 31, 2004, exceed the Deal Price, or if there is no Deal Price, the closing price on the day of the Change in Control. “Deal Price” shall mean the consideration paid for Company Common Stock in a tender or exchange offer or Corporate Transaction that constituted the Change in Control. The Company and the Participant intend that the Option will qualify as stock rights that are exempt from Section 409A of the Internal Revenue Code of 1986, and the Option shall be construed and administered accordingly.”

Executed on this      day of December, 2008.

ZEBRA TECHNOLOGIES CORPORATION	Participant

<<Officer and Title>>	<<Name>>

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